   EXHIBIT 99.1

The Units are owned by Ethanol Investment Partners, LLC ("EIP"), of which CEC is the sole manager.  The limited liability company members in EIP consist of Ethanol Capital Partners, LP Series E, Ethanol Capital Partners, LP Series H, Ethanol Capital Partners, LP Series I, Ethanol Capital Partners, LP Series J, Ethanol Capital Partners, LP Series L, Ethanol Capital Partners, LP Series M, Ethanol Capital Partners, LP Series N, Ethanol Capital Partners, LP Series O, Ethanol Capital Partners, LP Series P, Ethanol Capital Partners, LP Series Q, and Ethanol Capital Partners, LP Series S (collectively, the "LLC Members").  CEC is the general partner and investment advisor to each LLC Member and has sole voting and sole dispositive power over each LLC Member's assets.  CEC disclaims beneficial ownership of these Units.